Exhibit 23-A

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-62181, 33-60479, 333-93801, 333-85509, and 333-59198) and Forms S-3 (Nos. 333-44848 and 333-76858) of Tech Data Corporation, of our report dated March 4, 2004, with respect to the consolidated financial statements and schedule of Tech Data Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended January 31, 2004.

/s/ ERNST & YOUNG LLP

Tampa, Florida

April 1, 2004